Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Financial Results for the Fourth Quarter and Year Ended December 31, 2011

Menlo Park, Calif. – February 7, 2012 – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the fourth quarter and the year ended December 31, 2011.

During the fourth quarter of 2011, the Company recognized revenue from deliveries of its third generation sequencing platform, the PacBio RS, SMRT® cell and reagent consumables, as well as revenue derived from instrument service contracts and grants, totaling $12.4 million, compared to revenue recognized of $10.5 million for the third quarter of 2011. Net loss for the quarter decreased to $22.8 million compared to the $29.3 million net loss recognized during the third quarter of 2011, which included workforce reduction charges of $4.9 million.

Gross profit for the fourth quarter totaled $1.5 million, resulting in a gross margin of 12%, compared to gross profit for the third quarter 2011 of $3.3 million and a gross margin of 32%. Gross margin for both the fourth and third quarters reflect the margin positive impact of significant instrument component costs that were expensed during prior periods. During development, costs relating to instrument components and manufacturing costs were expensed until commercial production started.

Operating expenses comprised of research and development and selling, general and administrative expenses for the fourth quarter of 2011 totaled $24.2 million, representing a 26% decrease compared to $32.8 million for the third quarter. Third quarter operating expenses included $4.9 million of workforce reduction expense, of which $3.5 million and $1.4 million were recorded in research and development and selling, general and administrative expenses, respectively.

Research and development expense during the fourth quarter of 2011 totaled $12.4 million, representing a 38% decrease compared to $20.0 million for the third quarter. The reported expense includes non-cash stock-based compensation totaling $1.7 million and $1.6 million for the fourth and third quarters of 2011, respectively.

Selling, general and administrative expense during the fourth quarter of 2011 totaled $11.8 million, representing a 7% decrease compared to $12.8 million for the third quarter. The reported expense includes non-cash stock-based compensation totaling $1.6 million and $1.4 million for the fourth and third quarters of 2011, respectively.

Cash and investments at December 31, 2011 totaled $177.4 million compared to $193.7 million at September 30, 2011.

Fiscal Year 2011 Financial Highlights:

For the year ended December 31, 2011, the Company’s reported annual revenue of $33.9 million was derived primarily from the delivery of 48 PacBio RS instruments and related consumable products and product services. Net loss for 2011 decreased 22% to $109.4 million, compared to a net loss of $140.2 million for 2010. The decrease in net loss is largely attributable to increased revenue recognized during 2011.

Research and development expenses during fiscal 2011 totaled $76.1 million, compared to $111.8 million for fiscal 2010. Research and development expenses for periods prior to the fourth quarter of 2010 include all costs associated with manufacturing operations. Selling, general and administrative expenses during fiscal 2011 increased to $46.7 million from $30.1 million for fiscal 2010, reflecting the continued growth of the Company’s sales and customer support organizations due to the commercial launch of the PacBio RS in 2011.

The Company’s system revenue backlog totaled approximately $11.0 million as of December 31, 2011, which represents orders for 16 PacBio RS instruments received as of that date. The backlog of 16 instruments reflects the 27 instruments in backlog as of September 30, 2011, 17 deliveries and six bookings during the fourth quarter.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its Fourth Quarter 2011 results today at 3:00pm Eastern / 12:00pm Pacific. Investors may listen to the call by dialing 866.700.0161, or if outside the U.S., by dialing +1.617.213.8832, and entering passcode 391.807.81. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s revenue. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s filings with the Securities and Exchange Commission, including the most recently filed Quarterly Report on Form 10-Q, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except share and per share amounts)

	Quarters Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Revenue:
Product revenue	$11,519	$9,819	$—
Service and other revenue	760	535	—
Grant revenue	165	165	280

Total revenue	12,444	10,519	280

Cost of revenue:
Cost of product revenue	9,642	6,546	—
Cost of service and other revenue	1,265	645	—

Total cost of revenue	10,907	7,191	—

Gross profit	1,537	3,328	280

Operating expense:
Research and development	12,415	20,001	26,542
Sales, general and administrative	11,811	12,764	10,327

Total operating expense	24,226	32,765	36,869

Operating loss	(22,689)	(29,437)	(36,589)
Other (expense) income, net	(134)	156	170

Net loss	$(22,823)	$(29,281)	$(36,419)

Basic and diluted net loss per share	$(0.42)	$(0.54)	$(0.97)

Shares used in computing basic and diluted net loss per share	54,860,697	54,283,162	37,651,526

Pacific Biosciences of California, Inc.

Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Years Ended
	December 31, 2011	December 31, 2010(1)
	(unaudited)
Revenue:
Product revenue	$31,486	$—
Service and other revenue	1,487	—
Grant revenue	890	1,674

Total revenue	33,863	1,674

Cost of revenue:
Cost of product revenue	18,725	—
Cost of service and other revenue	2,104	—

Total cost of revenue	20,829	—

Gross profit	13,034	1,674

Operating expense:
Research and development	76,080	111,821
Sales, general and administrative	46,710	30,087

Total operating expense	122,790	141,908

Operating loss	(109,756)	(140,234)
Other income, net	368	68

Net loss	$(109,388)	$(140,166)

Basic and diluted net loss per share	$(2.03)	$(14.10)

Shares used in computing basic and diluted net loss per share	53,873,928	9,938,411

Note 1: The consolidated statement of operations for the year ended December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Pacific Biosciences of California, Inc.

Consolidated Balance Sheets

(amounts in thousands)

	December 31, 2011	September 30, 2011	December 31, 2010 (1)
	(unaudited)	(unaudited)
Assets
Cash and investments	$177,434	$193,696	$283,674
Accounts receivable	4,557	4,434	341
Inventory	15,517	20,262	6,864
Prepaid and other current assets	2,093	1,891	2,235

Total current assets	199,601	220,283	293,114
Property and equipment	18,398	17,359	12,311
Other assets	317	319	322

Total Assets	$218,316	$237,961	$305,747

Liabilities and Stockholders’ Equity
Accounts payable	$4,742	$8,158	$9,515
Deferred revenue	5,852	3,970	3,221
Accrued and other current liabilities	10,398	9,004	8,104

Total current liabilities	20,992	21,132	20,840
Facility financing and other non-current liabilities	5,861	6,145	5,041
Stockholders’ equity	191,463	210,684	279,866

Total Liabilities and Stockholders’ Equity	$218,316	$237,961	$305,747

Note 1: The consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.